EXHIBIT 4.8
DATED THE 21TH DAY OF APRIL, 2008
CHINA GREEN INDUSTRY GROUP LIMITED
and
HARVEST TIME INTERNATIONAL HOLDINGS LIMITED

SALE AND PURCHASE AGREEMENT
relating to shares in
GREEN ENERGY INDUSTRY LIMITED
(Formerly known as China Solar Energy Industry Limited)

THIS AGREEMENT is made on the 21th day of April, 2008.
BETWEEN:-
(1)	China Green Industry Group Limited, a company incorporated under the laws of British Virgin Islands with limited liability (Company No.:1391771) and whose registered office is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Vendor”).

(2)	Harvest Time International Holdings Limited, a company incorporated under the laws of British Virgin Islands with limited liability (Company No.: 1381559) and whose registered office is situated at Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands. (the “Purchaser”).
WHEREAS:-
(A)	Green Energy Industry Limited (the “Company”), formerly known as China Solar Energy Industry Limited, is a company incorporated in British Virgin Islands with limited liability on 14th March, 2007. The particulars of the Company are set out in Schedule 1.

(B)	As at the date of execution of this Agreement, the Vendor owns 100 shares with par value of US$1.00 each in the issued share capital of the Company, representing 100% of the issued share capital of the Company. (the “Sale Shares”)

(C)	Fullwing Limited is a company incorporated in the British Virgin Islands with limited liability on 9th May 2007. The particulars of Fullwing Limited are set out in Schedule 2.

(D)	As at the date of execution of this Agreement, the Company owns 100 shares with par value of US$1.00 each in the issued share capital of Fullwing Limited,representing 100% of the issued share capital of Fullwing Limited.

(E)	Margot Limited is a company incorporated in the British Virgin Islands with limited liability on 9th March 2007 . The particulars of Margot Limited are set out in Schedule 3. The Vendor and the Purchaser have acknowledged that Margot Limited has not conducted any business operation and transaction since its incorporation.

(F)	As at the date of execution of this Agreement, the Company owns 100 shares with par value of US$1.00 each in the issued share capital of Margot Limited, representing 100% of the issued share capital of Margot Limited.

(G)	The Vendor and the Purchaser have acknowledged that Fullwing Limited entered into a Joint Venture Agreement (the “JV Agreement”) in relation to establishment of Shenzhen Sheng Guang New Energy Technology Co., Ltd with Shenzhen Soyin Electrical Appliance Industrial Co, Ltd on 14th September, 2007, whereas the JV Agreement has not been fulfilled up to the date of execution of this Agreement.

(H)	The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase the Sale Shares (as defined below), including the full equity interest of the Company in Fullwing Limited and Margot Limited, upon the terms and conditions contained in this Agreement after friendly consultation.
AND NOW IT IS HEREBY AGREED as follows:
1. DEFINITIONS AND INTERPRETATION
1.1	In this Agreement, including recitals and schedules, unless otherwise expressed or required by context, the following expressions shall have the respective meanings set opposite thereto as follows:-

“Sale Shares ”	the entire issued share capital of the Company (representing the 100 Shares of US$1.00 each of the Company) which are beneficially owned by the Vendor.

“Conditions”	conditions precedent as set out in Clause 4.

“Warranties”	the representations, warranties and undertakings as set out in Clause 6 and Schedule 4 of this Agreement made or given by the Vendor.

“PRC”	the People’s Republic of China (unless otherwise required by the context, it shall not include Hong Kong, Macau Special Administrative Region of the PRC and Taiwan).

“Hong Kong”	Hong Kong Special Administrative Region of the PRC.

“Taxation”	means all forms of tax, duty, rate, levy, tax increase, cancellation or modification of tax incentives, or other imposition imposed by taxation or other authorities in PRC, Hong Kong or elsewhere, including any related late payment penalty, interest, fine, fees and expenses in connection with any such taxation as applicable.

“Completion”	the completion of the sale and purchase of the Sale Shares.

“Completion Date”	has the meaning ascribed to in Clause 5.1.

“Business Day”	means any day, including Saturdays, on which banks in Hong Kong are open for business.

“Share(s)”	Ordinary share(s) of par value US$1.00 each in the capital of the Company.

“Force Majeure”	means all unpredictable, uncontrollable, inevitable and insuperable events occurring subsequent to the date of execution of this Agreement which prevent either party from performing all or part of its obligations thereunder, including earthquake, typhoon, flood, serious fire, war, infectious diseases listed in the Appendix to Prevention of the Spread of Infectious Diseases Regulations (Cap. 141B of the Laws of Hong Kong) or any unpredictable, inevitable or uncontrollable events, including those events construed to fall within Force Majeure events under international ordinary business practice.

“Person(s)”	includes any person, limited company, unlimited company, organization, partnership, joint venture company, government organization, public body, statutory body and economic entity of any form.

“Third Party”	includes any person(s) defined above but excludes both parties of this Agreement.

“HK$”	Hong Kong Dollars, the lawful currency of Hong Kong.

“US$”	United States Dollars, the lawful currency of the United States of America.
1.2	Unless otherwise stipulated in the context of this Agreement, references to Clauses and Schedules are references to Clauses and Schedules of or to this Agreement and the Schedules shall be deemed to form part of this Agreement.

1.3	If allowed by the context, references to the Vendor and the Purchaser shall be deemed to include its respective successors and authorized assignees.

1.4	The headings to the Clauses of this Agreement are for ease of reference only and shall be ignored in interpreting this Agreement.

1.5	Reference to ordinances, statutes, legislation or enactments under this Agreement shall be construed as a reference to such ordinances, statutes, legislation or enactments as may be amended or re-enacted from time to time. If the execution or interpretation of the relevant ordinances, statutes, legislation or enactments has been varied or amended by the court with jurisdiction or other authorities, a reference to such ordinances, statutes, legislation or enactments shall be construed as a reference to such ordinances, statutes, legislation or enactments after such variation or amendment. However, if, before the amendment, re-enactment or variation of the relevant ordinances, statutes, legislation or enactments, the Vendor does not have liability for breach of this Agreement, then the Vendor should not and need not bear any liability for breach of this Agreement because of such amendment, re-enactment or variation of such relevant ordinances, statutes, legislation or enactments.
2. SALE AND PURCHASE OF THE SALE SHARES
2.1	Subject to the terms and conditions contained in this Agreement, the Vendor, as beneficial owner, agrees to sell and the Purchaser agrees to purchase the Sale Shares and together with related rights, interests, rights to claim and legal or all associated rights and interests (including but not limited to the declaration, distribution or payment of all profits, dividends and distributions on or after the Completion Date) attached to the Sale Shares free from all claims, liabilities, liens, pledges, charges, equitable rights, rights to claim and third party rights of whatsoever nature.
2.2	Upon the Completion Date, the Purchaser shall enjoy and bear and the Vendor shall cease to enjoy and bear all the rights and obligations attached to the Sale Shares.

3. CONSIDERATION
The consideration for the Sale Shares shall be HK$10,000 (the “Consideration”). The Purchaser shall pay the Consideration to an account designated by the Vendor (or in other manner as agreed by the Vendor and the Purchaser) on the Completion Date.
4. CONDITIONS PRECEDENT
4.1	Completion of the Sale Shares under this Agreement shall be conditional upon the following conditions being fulfilled:-
(a)	board resolutions of the Company, approving the transfer of the Sale Shares contemplated hereunder, the cancellation of the original share certificate of the Vendor, and the issuance of a new share certificate to the Purchaser;

(b)	board resolutions of the Vendor, approving the transfer of the Sale Shares contemplated hereunder;

(c)	board resolutions of the Purchaser approving the transfer of the Sale Shares contemplated hereunder.
4.2	If any of the above conditions has not been fulfilled or waived within six (6) months (or such later date as may be agreed between the parties in writing) following the date of execution of this Agreement, this Agreement shall terminate automatically. If by any reason attributed to the Vendor any of the Conditions has not been fulfilled within the above time limit, the Purchaser shall have the right to claim for refund of the First Payment. On the contrary, if by any reason attributed to the Purchaser any of the Conditions has not been fulfilled within the above time limit, the Vendor has the right to forfeit the First Payment.
5. COMPLETION
5.1	Completion of the Sale Shares shall take place on or before the fifth (5th) Business Day (or such other date agreed by the parties) upon the fulfillment (and/or waiver, as the case may be) of all Conditions as set out in Clause 4.1.

5.2	On the Completion Date, the Vendor and the Purchaser shall deliver the executed Instrument of Transfer of the Sale Shares and the relevant share certificates to the registrar at BVI.

5.3	On the Completion Date, the Vendor shall deliver the executed Resignation Letters of Mr. Alan Li and Mr. Lu Zhenwei as Directors of the Company, as Directors of Fullwing, as Directors of Margot to the Purchaser.
6. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS BY THE VENDOR
6.1	The Vendor hereby represents and warrants to the Purchaser that before the Completion Date the Company, Fullwing Limited and Margot Limited shall not be liable for any debt to any party.

6.2	The Vendor hereby represents and warrants to and undertakes with the Purchaser that the statements under Clause 6.1 and in Schedule 4 are as at the date hereof and will be for all times up to and including the Completion Date, true and accurate in all respects and not misleading in any respect. Any disclosure or representation (including but not limited to practical or legal requirements) of other matters or documents not expressly given under this Agreement shall not imply any representation, warranty or undertaking by the Vendor, and shall not be construed as broadening the scope of any warranty or undertaking.

6.3	The Vendor hereby undertakes to the Purchaser that (a) if any of the Warranties have been breached or (b) if any of the Warranties are untrue, misleading or inaccurate in any material respect or (c) if the Vendor fails to perform any of its duties or obligations under this Agreement, the Vendor irrevocably and unconditionally agrees to indemnify the Purchaser in respect of all its loss, debts, additional reasonable costs and expenses incurred by the Purchaser arising therefrom and pay damages to the Purchaser (regardless of whether this Agreement has been completed or not, and/or whether the Purchaser has given the Vendor or other persons any allowance regarding the time or other respect in relation to the incidents above). This right of the Purchaser under Clause 6.2 shall be in addition and without prejudice to any other rights and remedies available to it under this Agreement or otherwise.
7. WARRANTIES BY THE PURCHASER
7.1	The Purchaser hereby represents and warrants to and undertakes with the Purchaser that the statements under Clause 7 are as at the date hereof and will be for all times up to and including the Completion Date, true and accurate in all respects and not misleading in any respect. Any disclosure or representation (including but not limited to practical or legal requirements) of other matters or documents not expressly given under this Agreement shall not imply any representation, warranty or undertaking by the Purchaser, and shall not be construed as broadening the scope of any warranty or undertaking.

7.2	If the Purchaser fails to pay any part of the Consideration to the Vendor on the date agreed under this Agreement, the Purchaser shall, according to the date of deferred payment, indemnify the Vendor at a rate of one-thousandth (0.1%) of the due payment each day. If the Vendor initiates a claim to court due to the Purchaser’s failure to pay the

Consideration as required under this Agreement, the Purchaser shall irrevocably agree to accept the jurisdiction of Hong Kong and shall not make any objection.
7.3	The Purchaser hereby agrees to return to the Vendor all the materials and information in connection with the Agreement and/or the Company obtained from the Vendor upon the termination of this Agreement for any reason and the Purchaser further undertakes not to make use of such information for its own benefit or to cause any harm to the Company, unless such information has already been disclosed to the Purchaser or are deemed to be public information (which is not caused by any action or fault of the Purchaser or its advisors).

7.4	The Purchaser hereby represents, warrants and undertakes to the Vendor that based on any information relating to the Vendor and the Sale Shares obtained by the Purchaser (whether practically or as required by law) and by due diligence conducted by the Purchaser or its representative on or before the Completion Date, provided that the warranties under Clause 6.1 and in Schedule 4 of this Agreement are true, accurate and not misleading in any respect, the Purchaser irrevocably and unconditionally agrees to waive the rights and remedies enjoyed by the Purchaser under Clauses 6.2 (a) and (b).

7.5	The Purchaser hereby represents and warrants to the Vendor that the Purchaser is an independent third party to the Vendor, any of its subsidiaries and its holding companies at the time of entering into this Agreement and has relied upon its independent investigation of the Company and its affairs in making the decision to purchase the Sale Shares.

7.6	The Purchaser hereby acknowledges and agrees that the Company and Fullwing Limited shall make its own decision, enjoy benefits and bear liabilities regarding the performance of the JV Agreement with Shenzhen Soyin Electrical Appliance Industrial Co, Ltd.
8. RESTRICTION ON DISCLOSURE
8.1	Save for the disclosure to their respective professional advisers and senior management and employees who are under a duty of confidentiality, neither of the parties hereto shall, before or after Completion, disclose any confidential information concerning the parties hereto, the Company and the transaction contemplated herein to any third party without the prior written consent of the other party hereto, (unless required by the laws or regulations in the United States of America, British Virgin Islands, the PRC and Hong Kong (including applicable listing rules) or court order of United States of America, British Virgin Islands, PRC and Hong Kong).

8.2	Save as required by any applicable laws of Hong Kong and the PRC or NASDAQ or any governmental or regulatory authorities, no announcement in connection with the subject matter of this Agreement shall be made by any party without the prior written approval of the other party.
9. FORCE MAJEURE
9.1	Neither of the parties shall be liable for any failure or any delay to perform its obligation in connection with any force majeure event and the period to perform such obligations may be extended accordingly.

9.2	The party exposed to force majeure event shall provide a written notice to the other party immediately following the occurrence of the force majeure event and shall provide sufficient evidence regarding the occurrence of the force majeure event and its continual period within fifteen (15) days following such occurrence to the other party. The party exposed to force majeure event shall use all its reasonable endeavors to terminate such force majeure event.

9.3	The parties shall agree to use all their respective reasonable endeavors to negotiate to find out a fair solution and mitigate the consequences of the force majeure event upon occurrence of such force majeure event.
10. GOVERNING LAW
The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the parties hereto unconditionally and irrevocably agree to submit to the exclusive jurisdiction of the courts of Hong Kong.
11. MISCELLANEOUS
11.1 COSTS AND EXPENSES
Each of the parties shall bear their own legal and professional fees, costs and expenses in the negotiation, preparation, execution and completion of this Agreement.
11.2 BANK ACCOUNTS
On the Completion Date, the Vendor shall instruct the Company to take necessary actions to change the authorized signature(s) of the bank accounts of Fullwing Limited (Bank-Merc-HKD 238-860-20067918 and Bank-Merc-USD

238-860-20067926). During the period for changing the signature(s) of the bank accounts of Fullwing Limited, the Vendor shall assure that no transactions shall be made with the aforesaid bank accounts.
11.3 TAXATION
All forms of tax incurred in connection with the transfer of the Sale Shares (if any) shall be borne by the Vendor and the Purchaser in equal shares.
11.4 NOTICE
The Purchaser has authorised Mr. Chan Wai Kong (address set out below) as its process agent to receive any Hong Kong legal document sent by the other party.

Mr. Chan Wai Kong Address: Room A-B,15/F.,Ritz Plaza,122 Austin Road, Tsim Sha Tsui, Kowlong, Hong Kong.

Any notice or other communication to be given under this Agreement shall be in writing. Any notice or other communication given or made under this Agreement shall be delivered personally or sent by pre-paid post at the address of the relevant party set out below (or such other address as the addressee has by five (5) Business Days prior written notice specified to the other party):-
To the Vendor

Name	:	China Green Industry Group Limited
Address	:	Unit 1712-13, Tower 1, Admiralty Centre, No.18 Harcourt Road, Hong Kong
Fax Number	:	+852 3112 8410
Attention	:	Mr. Alan Li
To the Purchaser

Name	:	Harvest Time International Holdings Limited
Address	:	Room A-B,15/F.,Ritz Plaza,122 Austin Road,Tsim Sha Tsui, Kowlong, Hong Kong.
Fax Number	:	+852 2468 2659
Attention	:	Ms. Hu Jin Ling
Any such notice, demand or communication shall be deemed to have been duly served:-
(a)	if given or made by hand, when actually delivered to the relevant address;

(b)	if given or made by letter, two (2) Business Days after posting; or

(c)	if given or made by facsimile, when despatched with confirmed answerback.
11.5 WAIVER
Non-performance of the rights and remedies by any party under this Agreement shall not be deemed or in any way not be construed as a waiver of any of its rights and remedies hereunder. The performance of rights and remedies shall not be affected by the partial performance of such rights and remedies by any Party.
11.6 CUMULATIVE
The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies and shall be supplemented by the current or future rights and remedies provided by law, regulation, contract or other regulation.
11.7 ILLEGALITY
If at any time any one or more provisions hereof is or becomes invalid, illegal, unenforceable or incapable of performance in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not thereby in any way be affected or impaired. If those provisions which are illegal, invalid or incapable of specific performance can be made to become legal, valid or capable of specific performance after appropriate amendment, then the parties hereto agree that the relevant provisions have already been amended.
11.8 ASSIGNMENT
The rights and obligations under this Agreement shall not be assigned or transferred by any party without the prior written consent of the other party.

11.9 AMENDMENT
This Agreement shall not be amended, except by an instrument in writing signed by each of the parties, otherwise any such amendment shall be ineffective, save and except for the amendments made under Clause 11.6
11.10 CONSEQUENCE OF THE COMPLETION
Those provisions (including representations, warranties and undertakings) which have not performed at Completion shall remain effective upon and after Completion.
11.11 TIME
Time shall be of the essence of this Agreement. Any time, date and period (if any) mentioned in this Agreement may be amended (if permitted) by mutual written consent between the parties or their respective authorized representatives.
11.12 FURTHER ASSURANCE
The parties hereto shall execute all such deeds and documents and do such acts and things as may reasonably be required for the purpose of giving full force and effect to this Agreement.
11.13 ENTIRE AGREEMENT
This Agreement constitutes the entire agreement and understanding between the parties hereto in connection with the subject matter of this Agreement and supersedes all previous agreements (whether oral, written or otherwise) or understandings relating thereto (save as expressly provided or reserved herein).
11.14 EXEMPTION
The parties hereby confirm respectively that the acquisition transaction contemplated in the Agreement belongs to business activities. The parties hereby irrevocably agree that neither of the parties shall declare or defend to be exempted from the governing law by reason of state sovereignty or other reasons in any litigation initiated in any jurisdiction and in any time. If either party of this Agreement enjoys right of exemption in any jurisdiction, the said party hereby irrevocably agrees to waive such right of exemption.
11.15 INDEPENDENT LEGAL ADVICE
Each party hereto hereby confirms that before the execution of this Agreement, it has obtained independent legal advice concerning the terms and conditions of this Agreement and it further acknowledges that it understands the objective, nature and consequence of this Agreement and it executes this Agreement at its own will.
11.16 COUNTERPART
This Agreement is written in English and executed in two originals. Each of the Vendor and the Purchaser shall keep one original.

IN WITNESS whereof this Agreement has been executed on the day and year first above written.

SIGNED by Alan Li	)	/s/ Alan Li
for and on behalf of	)
China Green Industry Group Limited	)
in the presence of:	)

SIGNED by Hu Jin Ling	)	/s/ Hu Jin Ling
for and on behalf of	)
Harvest Time International Holdings Limited	)
in the presence of:	)

SCHEDULE 1
PARTICULARS OF GREEN ENERGY INDUSTRY LIMITED

Name	:	Green Energy Industry Limited
(Formerly known as China Solar Energy Industry Limited)

Place of incorporation	:	British Virgin Islands

Date of incorporation	:	14th March, 2007

Certificate of Incorporation number	:	1391773

Issued shares	:	100 shares of common stock, par value of US$1.00

Directors
Alan Li

Lu Zhenwei

Shareholder	:	China Green Industry Group Limited

Subsidiaries	:	Fullwing Limited (100%)
Margot Limited (100%)

SCHEDULE 2
PARTICULARS OF FULLWING LIMITED

Name	:	Fullwing Limited

Place of incorporation	:	British Virgin Islands

Date of incorporation	:	9th May, 2007

Certificate of Incorporation number	:	1403553

Issued shares	:	100 shares of common stock, par value of US$1.00

Directors	:
Alan Li

Lu Zhenwei

Shareholder	:	Green Energy Industry Limited

SCHEDULE 3
PARTICULARS OF MARGOT LIMITED

Name	:	Margot Limited

Place of incorporation	:	British Virgin Islands

Date of incorporation	:	9th May, 2007

Certificate of Incorporation number	:	1391008

Issued shares	:	100 shares of common stock, par value of US$1.00

Directors	:
Alan Li

Lu Zhenwei

Shareholder	:	Green Energy Industry Limited

SCHEDULE 4
REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE VENDOR
1. General Information and Powers of the Vendor
(A)	The execution, delivery and performance of this Agreement by the Vendor do not and will not violate in any respect any provision of (i) the laws and documents incorporating and constituting the Company prevailing as at the date of this Agreement and as at Completion; or (ii) any mortgage, contract or other undertaking or instrument to which the Vendor is a party or which is binding upon it or any of its assets, and does not and will not result in the creation or imposition of any encumbrance on any of its assets pursuant to the provisions of any such mortgage, contract or other undertaking or instrument.

(B)	As at the date of this Agreement and immediately prior to Completion, the information set out in the Recitals and Schedules to this Agreement is true, accurate and complete.

(C)	All information which, if disclosed, may reasonably have been expected to affect the decision of the Purchaser to enter into this Agreement or cause it to seek additional contractual obligations, has been fully and freely disclosed to the Purchaser in writing prior to the date of this Agreement.

(D)	All information disclosed to the Purchaser by the Vendor is true, accurate and not misleading in all material respects and the Vendor has not withheld any other information or facts the omission of which will make the information made available to the Purchaser incorrect or misleading.
2. Sale Shares
(A)	The Sale Shares were allotted and issued fully paid in accordance with the Memorandum and Articles of Association of the Company and in compliance with all relevant laws of the British Virgin Islands and rank pari passu in all respects inter se and with all other Shares.

(B)	The Sale Shares are free from any liens, charges, encumbrances, claims, equities or pre-emptive or third party rights of whatsoever nature and together with all rights and entitlements attaching thereto.

(C)	There is no agreement or commitment outstanding which calls for the allotment of or issue or accords to any person the right to call for the allotment or issue of any shares in or securities or debentures of the Company except for the transactions contemplated under the Subscription Agreement.
3. Compliance with Legal Requirements
Neither the Vendor nor any of its affiliates nor any person acting on its or their behalf (1) has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, or will do so, or otherwise negotiated in respect of, any security, under circumstances that would require the registration of the Sale Shares under the Securities Act or (2) has engaged, or will engage, in any form of general solicitation or general advertising (within the meaning of the Securities Act) in connection with any offer or sale of the Sale Shares. Neither the Vendor, its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Sale Shares.